Exhibit 99.1

MetaWorks Platforms Expands Holdings into Renewable Energy: Company Secures 11% Equity Stake in Fog Dog Energy Solutions Amid AI and Blockchain Energy Surge

Fairfield, CA., March 22, 2024 (GLOBE NEWSWIRE) -- MetaWorks Platforms, Inc. (“MetaWorks” or the “Company”), (OTCQB: MWRK), an award-winning company that owns, operates, and develops Web3, GreenTech and AI platforms and technologies for the education, finance, entertainment & technology space, today announced that it has exercised an option to acquire an 11% stake in Green Technology company Fog Dog Energy Solutions, Inc.

Metaworks President Scott Gallagher commented on the news, “We are strong believers in the waste to energy conversion system created by the team at Fog Dog as evidenced by our more than $1.2 Million investment in the Company. The rise of technologies like AI, Blockchain and Web3 have caused a massive increase in energy needs to support these new emerging technologies.”

According to the IEA (International Energy Agency), training a single AI model consumes more energy than 100 households use in a year. Gallagher went on to say, “We look forward to working with the team at Fog Dog to deliver a carbon neutral energy solution for Blockchain, AI and other ventures that drives a profitable future for both Fog Dog and MetaWorks.”

According to the IEA, on average, large-scale AI models consume approximately 100x more compute resources that other contemporary AI models. If the trend of increasing model sizes continues at its current pace, some estimates project compute costs to surpass the entire GDP of the United States by 2037.

Company Contact:

Scott Gallagher, President

(727) 417-7807

scott@metaworksplatforms.io

About MetaWorks Platforms, Inc.

MetaWorks Platforms, Inc. (OTCQB: MWRK) is an award-winning Web3 company that owns, operates and builds AI-powered blockchain, metaverse and fintech platforms in the film, fan engagement, music, payments, green tech and educational space focused on leveraging Web3 technologies and partnerships to create disruptive technology-based products, services and Companies.

For more information on MetaWorks Platforms, please visit us at www.MetaWorks.ai . For additional investor or financial information visit www.SEC.gov.